Exhibit 10.1

Execution Version

THIRD AMENDMENT TO NAVISTAR INTERNATIONAL CORPORATION

AMENDED AND RESTATED EMPLOYMENT AND SERVICES AGREEMENT

This Third Amendment to the Navistar International Corporation Amended and Restated Employment and Services Agreement (dated April 22, 2016), as amended by the Amendment to the Navistar International Corporation Amended and Restated Employment and Services Agreement (dated April 16, 2018) and the Second Amendment to the Navistar International Corporation Amended and Restated Employment and Services Agreement (dated April 24, 2019) is entered into on April 11, 2020 (the “Execution Date”) and effective as of April 11, 2020 (the “Third Amendment Effective Date”) by and among Navistar International Corporation, a Delaware corporation (the “Company”), its principal operating subsidiary, Navistar, Inc., a Delaware corporation (“Navistar”), and Troy A. Clarke (“Executive”) (each a “Party” and collectively, the “Parties”).

RECITALS:

A.    On April 22, 2016, the Company, Navistar and Executive entered into that certain Navistar International Corporation Amended and Restated Employment and Services Agreement (the “Agreement”) wherein Executive agreed to continue to serve as Chief Executive Officer and President (“CEO”) of the Company and the Company and Navistar agreed to provide compensation and benefits, among other things, to Executive for such service.

B.    The Agreement was subsequently amended by the First Amendment to the Navistar International Corporation Amended and Restated Employment and Services Agreement (dated April 16, 2018) (the “First Amendment”), and most recently by the Second Amendment to the Navistar International Corporation Amended and Restated Employment and Services Agreement (dated April 24, 2019) (the “Second Amendment”). The Second Amendment extended the term of the Agreement through and until April 22, 2020 (Paragraph 1(a) of the Agreement) and also made certain other amendments to the Agreement.

C.    The term of the Agreement, as amended by the First and Second Amendments, will expire on April 22, 2020, and the Parties desire to further extend and amend the Agreement in accordance with, and subject to the terms of, this Third Amendment (the “Third Amendment”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Third Amendment. The Agreement, as amended by the First Amendment and the Second Amendment, is further amended as of the Third Amendment Effective Date as follows:

(a)    Paragraph 1(a) is amended to extend the Services Term of the Agreement through and until July 1, 2020 by replacing the phrase “… shall end on the fourth anniversary of the Effective Date …” in the first sentence of Paragraph 1(a) with “… shall end on July 1, 2020 …”, such that the Services Term will expire on July 1, 2020.

(b)    Paragraph 3(a) is amended by designating the existing paragraph as subparagraph (i) and by adding the following new subparagraph (ii) to read as follows:

“(ii)    Effective for services rendered during the Services Term on and after April 20, 2020 through the expiration of the Services Term, as amended by the Third Amendment or any subsequent amendment of the Agreement, but not later than December 31. 2020, 35% of Base Salary shall be paid on March 15, 2021, or such earlier date designated by the Company (the “Deferred Payment Date”). The Base Salary deferred pursuant to this Section 3(a)(ii) shall be paid on the Deferred Payment Date as a single cash amount plus interest calculated at a 6% annual rate, net of required withholdings. The deferral pursuant to this Section 3(a)(ii) is exempt from Section 409A, as defined in Section 6(b)(ii) of this Agreement, as a “short term deferral” as such term is defined by regulations under Section 409A, and is to be construed and administered in accordance with such intent.”

(c)    Paragraph 3(b) is amended in its entirety to read as follows:

(b)    Annual Incentive. Executive will continue to participate in the Company’s Annual Incentive Plan for fiscal year 2020 and be eligible to earn an annual incentive bonus based upon the attainment of performance goals established by the Board. Executive’s target annual incentive for fiscal 2020 will be 125% of Executive’s Base Salary during such fiscal year, based upon Board-specified levels of performance goals being achieved (the “Target Annual Incentive”). For the purpose of calculating the Target Annual Incentive, the Base Salary amount deferred under Paragraph 3(a)(ii) of this Agreement shall be included in the compensation deemed to be paid to Executive in calendar year 2020 as if actually paid in such calendar year. Executive’s maximum annual incentive bonus for the 2020 fiscal year will be 2.25 times Executive’s Target Annual Incentive. The annual incentive bonus will be subject to the terms and conditions of the Company’s Annual Incentive Plan for fiscal 2020, on the same terms and conditions that apply to other senior executives generally; provided, however, that, notwithstanding anything contained in the Company’s fiscal 2020 Annual Incentive Plan or this Agreement or otherwise to the contrary, Executive shall be entitled to a Pro Rata portion of his Actual Annual Incentive (both terms “Pro Rata” and “Actual Annual Incentive” having the same meaning as set forth in Paragraph 6(b)(iii) below) for the year in question, which shall be paid to Executive in a lump sum as provided in Paragraph 6(b)(iii) for a Pro Rata Bonus, regardless of whether or not he is employed by the Company at fiscal 2020 year-end or on the payment date.”

(d)    Paragraph 3(c)(ii) is amended in its entirety to read as follows:

“(ii) For the 2020 fiscal year, Executive will be granted long-term incentive awards on the Execution Date, in the form of (x) 50% time-based restricted cash units which will be cash-settled or share-settled at the discretion of the Compensation Committee of the Board of Directors and (y) 50% in a performance-based cash unit award, with a total target amount of $5,500,000 and in each case subject to the terms and conditions of the Company’s 2013 Performance Incentive Plan, as amended (or any successor plan) and applicable award agreements in the form that applies to other senior executives’ 2020 long-term incentive awards generally (including with respect to performance goals and to pro rata vesting upon a termination), and the specific terms and conditions contained in Executive’s 2020 long-term incentive award.”

(e)    Paragraph 6(d) is amended by replacing the sentence: “The duration of Executive’s assistance will not exceed the extended Services Term (i.e., April 22, 2020)” with the sentence: “The duration of Executive’s assistance will not exceed the extended Services Term (i.e., July 1, 2020).”

(f)    Paragraph 6(f) is amended in its entirety to read as follows:

“Following the expiration of the Term of this Agreement, Executive agrees, if requested by the Board, to remain with the Corporation as Executive Chairman of the Board for a period of up to two (2) years. As consideration for Executive’s agreement to serve in such capacity, his compensation will be equal to the cash equivalent of the non-employee director cash and equity retainer and, for the avoidance of doubt, Executive shall continue to vest in any unvested equity awards and performance cash incentives outstanding on the date of his retirement as CEO through the end date of his service as Executive Chairman of the Board. In the event the Board of Directors chooses not to elect Executive as Executive Chairman of the Board following his retirement as CEO, or at the conclusion of his service as Executive Chairman of the Board, all unvested equity and cash performance incentives will continue to vest, subject to non-compete and non-solicit covenants. Should the Board of Directors request that Executive perform duties beyond those customary for a Chairman in the normal course of business, Executive shall be entitled to appropriate supplemental compensation to be negotiated in good faith and agreed upon by the Parties at the time.”

(g)    Paragraph 20 is amended in its entirety to read as follows:

“Legal Fees. The Company will pay the legal fees, up to a maximum of $10,000, incurred by Executive in connection with the negotiation and execution of this Third Amendment, payable upon submission of the billing statement or paid receipt for such services rendered by Executive’s counsel.”

2.    Miscellaneous.

(a)    Except as specifically modified in this Third Amendment, the Agreement, as amended by the First Amendment and the Second Amendment, shall continue in full force and effect and the Agreement, as amended by the First Amendment and the Second Amendment, and further amended by this Third Amendment, is hereby ratified, confirmed and approved.

(b)    This Third Amendment will be governed by and construed in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, with the laws of the State of Illinois, including any applicable statutes of limitation, without regard to any otherwise applicable principles of conflicts of laws or choice of law rules (whether of the State of Illinois or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.

(c)    This Third Amendment is binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns under the Agreement.

(d)    All capitalized terms not defined in this Third Amendment shall have the same meaning ascribed to those terms in the Agreement, as amended by the First Amendment and the Second Amendment, or, in the case of the term “Qualified Retirement,” in the 2018, 2019 and 2020 long-term incentive award provided to Executive.

(e)    In the event of any conflict between the terms of this Third Amendment and the terms of the Agreement, as amended by the First Amendment and the Second Amendment, the terms of this Third Amendment shall govern and control.

(f)    This Third Amendment may be executed in counterparts (including via facsimile or the electronic exchange of portable document format [PDF] copies), and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

(g)    The Recitals are by this reference incorporated herein and made a part of this Third Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Third Amendment, in the case of the Company and Navistar, by a duly authorized officer, on the 11th day of April, 2020.

NAVISTAR INTERNATIONAL CORPORATION

/s/ Curt A. Kramer
By:	Curt A. Kramer
Its:	Senior Vice President and General Counsel

NAVISTAR, INC.

/s/ Curt A. Kramer
By:	Curt A. Kramer
Its:	Senior Vice President and General Counsel

EXECUTIVE

/s/ Troy A. Clarke
Troy A. Clarke